Exhibit 99.1

Loyalty Ventures Inc. Reports Fourth Quarter and Full Year 2021 Results

•	Fourth Quarter 2021 Operating Performance Reflected Resilience of Business Model
•	Priority Investments Underway in Digital Innovations, Content Personalization and Program Value
•	Full Year 2022 Guidance for Higher Revenue and Strategic Investments to Drive Sustainable Long-Term Growth

Summary of Financial Results
(in millions, except per share data)

	Fourth Quarter 2021	Full Year 2021
Revenue	$238.6	$735.3
Net (Loss) Income*	$(55.8)	$1.7
Diluted EPS*	$(2.27)	$0.07
Adjusted EBITDA**	$47.4	$166.0

* Net (Loss) Income and Diluted EPS include $64 million, or $2.62 per share of goodwill impairment and strategic transaction costs, respectively.
** See “Reconciliation of Non-GAAP Financial Measures” and “Financial Measures” below for a discussion of non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin and free cash flow.

DALLAS, Texas, February 3, 2022 – Loyalty Ventures Inc. (Nasdaq: LYLT), a leading provider of tech-enabled, data-driven consumer loyalty solutions today announced financial results for the fourth quarter and full year ended December 31, 2021.

Commenting on the results, Charles Horn, Chief Executive Officer said, “Fourth quarter operating performance demonstrated the resilience of our business model in the face of continued COVID-related headwinds. Both the AIR MILES® Reward Program and BrandLoyalty posted double-digit adjusted EBITDA growth on lower-than-anticipated revenues due to improved margins and lower overhead costs for the quarter, exclusive of strategic transaction costs and a goodwill impairment. In the AIR MILES Reward Program, redemptions in the fourth quarter were up year-over-year but were constrained by the Omicron variant whose impact emerged midway through the quarter. Similarly, activity at BrandLoyalty increased from fourth quarter 2020 levels, but fell off in the latter part of the quarter due to pandemic-related supply chain and lockdown disruptions. Within this dynamic business environment, which defined much of 2021, we maintained a stable adjusted EBITDA margin of 22.6% and generated net cash from operating activities of $180 million that produced free cash flow of $161 million for the year. As a strong cash flow generator, we have the financial flexibility to invest in our business while deleveraging.

“As a result of the ongoing impact of the COVID-19 pandemic, we determined that it was more likely than not that the fair value of the BrandLoyalty reporting unit was below its carrying value, and performed an interim impairment test in connection with the preparation of our annual financial statements. Based on the preliminary results, we recognized a non-cash, goodwill impairment charge of $50 million.

“As a newly independent company following the separation from our former parent on November 5, 2021, Loyalty Ventures exited 2021 with two market-leading businesses, each with significant growth potential that we plan to develop through a combination of organic investments and tuck-in acquisitions. We will deploy our resources in 2022 to expand our analytics, accelerate digital platform upgrades, enhance rewards in our AIR MILES Reward Program and broaden our sourcing options and product portfolio at BrandLoyalty—all efforts designed to

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February 3, 2022

strengthen our value proposition for sponsors, clients, and loyalty program participants and build on our capabilities to support future growth.

“I want to recognize the hard work and dedication of the teams at both the AIR MILES Reward Program and BrandLoyalty, who have navigated challenging business conditions over the last two years, while managing relationships with our sponsors, collectors, consumers, clients, and partners. Their efforts, together with those of our corporate leadership and staff, have been critical to our ability to establish Loyalty Ventures as an independent, publicly-traded company, ready to pursue the substantial long-term growth opportunities on the horizon.”

Fourth Quarter and Full Year 2021 Consolidated and Combined Financial Results

Total revenue for the fourth quarter was $239 million, above the $231 million recorded in the fourth quarter of 2020. Adjusted EBITDA increased from $41 million in the fourth quarter of 2020 to $47 million in the fourth quarter of 2021. The net loss of $56 million, or $2.27 per diluted share includes $64 million of goodwill impairment and strategic transaction costs, net of tax, related to the separation.

For full year 2021, total revenue was $735 million compared to $765 million in 2020. Adjusted EBITDA was $166 million compared to adjusted EBITDA of $173 million for 2020. Net income for 2021 was $2 million, or $0.07 per diluted share inclusive of the costs associated with the goodwill impairment and the separation.

Fourth Quarter Segment Financial Results

AIR MILES Reward Program:  Revenue increased 1% to $71 million, compared to $70 million in the fourth quarter of 2020, primarily due to a favorable exchange rate and an increase in revenues related to marketing services, offset in part by lower brand revenues stemming from a 7% decline in AIR MILES reward miles issued. Adjusted EBITDA increased 13% to $34 million, compared to the fourth quarter of 2020, mostly due to operating expense savings, exclusive of strategic transaction costs.

The decline in AIR MILES reward miles issuance relates to the non-renewal of two sponsors and their exit from the program in the first quarter of 2021. AIR MILES reward miles redeemed increased 28% compared to the fourth quarter of 2020, reflecting continued strength in the merchandise category and positive momentum early in the quarter for travel bookings, before the emergence of the Omicron variant in November 2021.  On a sequential basis, AIR MILES reward miles issued and redeemed improved 9% and 20%, respectively, reflecting the impact of the holiday shopping season in the fourth quarter of 2021.

BrandLoyalty:  Revenue increased 4% to $168 million, compared to $161 million in the fourth quarter of 2020, as a result of positive campaign performance in key European and Asian markets. Adjusted EBITDA increased 18% to $17 million, compared to the fourth quarter of 2020, reflecting the impact of the higher revenues and improved margin for certain programs as well as overhead savings, exclusive of strategic transaction costs and the goodwill impairment.

Recent Developments

•
After market close on November 5, 2021, Loyalty Ventures completed its separation from its former parent company and began regular-way trading on the Nasdaq Global Select Market on November 8, 2021. The separation was achieved through the distribution by the former parent of 81% of our outstanding shares to holders of the former parent’s common stock on the record date of October 27,

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2021, at a ratio of one share of Loyalty Ventures common stock for every two and one-half shares of the former parent’s common stock.
•
The launch of a new AIR MILES Reward Program Flight platform in November provides collectors with a significantly improved booking experience and additional payment options, together with program enhancements.

•
BrandLoyalty continued its exclusive partnership with The Walt Disney Company in key regions, making it the only company in its industry partnering with Disney to offer campaigns featuring Disney-branded products.

Outlook

“Loyalty Ventures enters 2022 with a commitment to build upon the leadership positions of our AIR MILES Reward Program and BrandLoyalty segments to ensure long-term sustainable growth in the periods ahead. Underpinning our full year 2022 guidance for revenues of $775 million to $800 million are expectations for a significant pick-up in BrandLoyalty campaign-based programs which is expected to offset lower net revenues at the AIR MILES Reward Program due to higher redemption costs related to program enhancements. Adjusted EBITDA is expected to range from $150 million to $158 million, equivalent to a margin of approximately 20% at the midpoint, inclusive of additional operating expenses associated with priority spending initiatives to drive accelerated growth in 2023. We expect AIR MILES to produce relatively stable results throughout the year, with BrandLoyalty posting its strongest results in the second and fourth quarters of 2022.

“Our business is dedicated to deepening the connections between our clients and their customers, and we are confident that Loyalty Ventures is positioned to grow and prosper. Our established businesses have significant runway to expand beyond their current size, robust data platforms, a roster of marquee clients to which we can offer a broadened array of services, a solid financial position, and most importantly, a seasoned and motivated team around the world that is committed to value creation for all of our stakeholders,” Mr. Horn concluded.

Fourth Quarter and Full Year 2021 Conference Call and Webcast Information

Loyalty Ventures Inc. will hold a conference call to discuss its results and business outlook at 4 p.m. CT on Thursday, February 3, 2022. The live webcast of the conference call can be accessed here. The webcast replay will be available on the Company’s investor relations website for up to one year.

About Loyalty Ventures Inc.
Loyalty Ventures Inc. (Nasdaq: LYLT), an S&P SmallCap 600 company, is a leading provider of tech-enabled, data-driven consumer loyalty solutions. Our solutions are focused on helping partners achieve their strategic and financial objectives, from increased consumer basket size, shopper traffic and frequency and digital reach to enhanced program reporting and analytics.

We help financial services providers, retailers and other consumer-facing businesses create and increase customer loyalty across multiple touch points from traditional to digital to mobile and emerging technologies. We own and operate the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and BrandLoyalty, a leading global provider of campaign-based loyalty solutions for grocers and other high-frequency retailers.

The AIR MILES Reward Program is Canada’s most recognized loyalty program with approximately two-thirds of all Canadian households participating. AIR MILES collectors earn AIR MILES at more than 300 leading Canadian, global and online brands and at thousands of retail and service locations across the country. This activity powers an unmatched data asset which along with world-class analytics and marketing capabilities, enables clients to accelerate their marketing activities and ROI. It is the only loyalty program of its kind to give collectors the flexibility and choice to use AIR MILES on aspirational rewards such as merchandise, travel, events or attractions

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or, instantly, in-store or online, through AIR MILES Cash at participating Partner locations. For more information, visit: airmiles.ca. To celebrate collectors and the issuance of its 100 Billionth Mile, AIR MILES is inviting Canadians to visit the Program on Facebook, Instagram and Twitter.

BrandLoyalty is a leading global provider of campaign-based loyalty solutions for grocers and other high-frequency retailers. BrandLoyalty changes shopper behavior on a mass scale – both emotionally and transactionally – through its innovative and digitally-enhanced loyalty solutions. With over 25 years of loyalty experience, BrandLoyalty fully supports the retailer’s journey, from strategy to solution and execution. After defining the retailer’s objectives and campaign KPIs, BrandLoyalty designs the ideal solution, including the mechanic, reward and campaign. Inspired by its purpose ‘Next generation happiness,’ BrandLoyalty’s goal is to maximize the impact for its clients and minimize the impact on our planet—making people happy and business better.

Find out more via brandloyalty.com or on LinkedIn and YouTube.

More information about Loyalty Ventures can be found at loyaltyventures.com.

Caution Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, including revenues, adjusted EBITDA and adjusted EBITDA margins for 2022 and the assumptions related thereto; the preliminary results of our interim impairment test and the related goodwill impairment charge; our significant growth potential, including through organic investments and/or tuck-in acquisitions; our plans to deploy resources in 2022; our ability to grow our business; and the impact of future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to reduction in demand from clients, supply chain disruption with respect to our rewards, disruptions in the airline or travel industries and labor shortages due to quarantine.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, that actual results may differ materially from the preliminary results of our interim impairment test upon the completion of our procedures with respect to our annual financial statements and filing of our annual report on Form 10-K and the factors set forth in the Risk Factors section of both (1) our Registration Statement on Form 10-12B; and (2) any updates in Item 1A, or elsewhere, in our Quarterly Reports on Form 10-Q filed for periods subsequent to such Registration Statement or our Form 10-K for the most recently ended fiscal year when filed or any updates thereto. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, adjusted EBITDA, adjusted EBITDA margin, and free cash flow.  The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance, liquidity and overall results of operations. The Company uses adjusted EBITDA as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock

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compensation expense. In addition, adjusted EBITDA eliminates the effect of the gain (loss) on the sale of a business, goodwill impairment, strategic transaction costs, including costs related to the separation, and restructuring and other charges. Adjusted EBITDA margin represents adjusted EBITDA divided by revenue. Free cash flow represents cash flow from operations less capital expenditures. Free cash flow is a liquidity measure used by management to evaluate the amount of cash available for debt repayment, acquisition opportunities, and other corporate purposes.

Reconciliation of Non-GAAP Financial Measures
Reconciliations to the most directly comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the Press Releases and Investor Relations sections on the Company’s website (www.loyaltyventures.com). No reconciliation is provided with respect to forward looking annual guidance as we cannot reliably predict all necessary components or their impact to reconcile these non-GAAP measures without unreasonable effort. The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies and are not identical to corresponding measures used in other various agreements or public filings.

Investor Contact:
Lynn Morgen
ADVISIRY PARTNERS
lynn.morgen@advisiry.com
+1.212.750.5800

Loyalty Ventures Inc.
February 3, 2022

LOYALTY VENTURES INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in thousands, except per share amounts)
Revenues
Redemption, net	$163,551	$154,447	$444,395	$473,067
Services	69,829	70,194	269,073	264,050
Other	5,211	6,233	21,839	27,689
Total revenue	238,591	230,874	735,307	764,806
Operating expenses
Cost of operations (exclusive of depreciation and amortization disclosed separately below)	200,426	188,096	573,246	587,615
General and administrative	8,403	3,522	20,011	14,315
Depreciation and other amortization	8,707	8,299	34,944	28,988
Amortization of purchased intangibles	424	12,785	1,740	48,953
Goodwill impairment	50,000	—	50,000	—
Total operating expenses	267,960	212,702	679,941	679,871
Operating (loss) income	(29,369)	18,172	55,366	84,935
Gain on sale of a business	—	—	—	(10,876)
Interest expense (income), net	5,852	(318)	5,534	(834)
(Loss) income before income taxes and loss (income) from investment in unconsolidated subsidiaries	(35,221)	18,490	49,832	96,645
Provision for income taxes	20,559	3,941	52,175	21,324
Loss (income) from investment in unconsolidated subsidiaries – related party, net of tax	—	40	(4,067)	246
Net (loss) income	$(55,780)	$14,509	$1,724	$75,075

Net (loss) income per share:
Basic	$(2.27)	$0.59	$0.07	$3.05
Diluted	$(2.27)	$0.59	$0.07	$3.05

Weighted average shares:
Basic	24,585	24,585	24,585	24,585
Diluted	24,591	24,585	24,591	24,585

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February 3, 2022

LOYALTY VENTURES INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Unaudited)

	December 31,
	2021	2020
	(in thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$167,601	$278,841
Accounts receivable, net	288,251	270,559
Inventories, net	188,577	164,306
Redemption settlement assets, restricted	735,131	693,461
Other current assets	28,627	23,000
Total current assets	1,408,187	1,430,167
Property and equipment, net	79,959	97,916
Right of use assets - operating	99,515	113,870
Deferred tax asset, net	58,128	70,137
Intangible assets, net	3,095	5,097
Goodwill	649,958	735,898
Investment in unconsolidated subsidiary – related party	—	854
Other non-current assets	24,885	4,125
Total assets	$2,323,727	$2,458,064
LIABILITIES AND EQUITY
Accounts payable	$103,482	$74,818
Accrued expenses	144,997	67,056
Deferred revenue	924,789	898,475
Current operating lease liabilities	10,055	9,942
Current debt	50,625	—
Other current liabilities	118,444	64,990
Total current liabilities	1,352,392	1,115,281
Deferred revenue	97,167	105,544
Long-term operating lease liabilities	103,242	117,648
Long-term debt	603,488	—
Other liabilities	20,874	25,290
Total liabilities	2,177,163	1,363,763
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 24,585 shares at December 31, 2021	246	—
Additional paid-in-capital	266,775	—
Accumulated deficit	(55,383)	—
Parent’s net investment	—	1,093,920
Accumulated other comprehensive (loss) income	(65,074)	381
Total equity	146,564	1,094,301
Total liabilities and equity	$2,323,727	$2,458,064

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February 3, 2022

LOYALTY VENTURES INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,724	$75,075
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,684	77,941
Deferred income tax expense (benefit)	8,763	(3,502)
Non-cash stock compensation	6,259	7,017
Loss from investments in unconsolidated subsidiaries – related party	60	246
Gain on sale of investment in unconsolidated subsidiary – related party	(4,110)	—
Gain on sale of a business	—	(10,876)
Goodwill impairment	50,000	—
Change in other operating assets and liabilities, net of sale of business	61,753	76,881
Other	18,443	(6,465)
Net cash provided by operating activities	179,576	216,317

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets, restricted	(51,924)	(40,677)
Capital expenditures	(18,213)	(24,319)
Proceeds from the sale of investment in unconsolidated subsidiary – related party	4,055	—
Investments in unconsolidated subsidiaries – related party	—	(736)
Distributions from investment in unconsolidated subsidiary – related party	795	—
Net cash used in investing activities	(65,287)	(65,732)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	675,000	—
Payment of deferred financing costs	(22,852)	—
Contribution from Parent	5,637	—
Consideration paid to Parent in connection with Separation	(750,000)	—
Dividends paid to Parent	(120,000)	—
Net transfers to Parent	(3,972)	(2,638)
Net cash used in financing activities	(216,187)	(2,638)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,025)	14,446

Change in cash, cash equivalents and restricted cash	(104,923)	162,393
Cash, cash equivalents and restricted cash at beginning of year	337,525	175,132
Cash, cash equivalents and restricted cash at end of year	$232,602	$337,525

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February 3, 2022

LOYALTY VENTURES INC.
SUMMARY OF FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
	(in thousands, except percentages)
Segment Revenue:
AIR MILES Reward Program	$70,621	$69,770	1%	$284,744	$277,121	3%
BrandLoyalty	168,016	161,104	4	450,609	487,685	(8)
Corporate/Other	—	—	—	—	—	—
Eliminations	(46)	—	nm*	(46)	—	nm*
Total	$238,591	$230,874	3%	$735,307	$764,806	(4)%

Segment Adjusted EBITDA:
AIR MILES Reward Program	$34,113	$30,079	13%	$147,798	$144,025	3%
BrandLoyalty	16,892	14,263	18	32,112	42,161	(24)
Corporate/Other	(3,624)	(3,193)	13	(13,919)	(12,796)	9
Total	$47,381	$41,149	15%	$165,991	$173,390	(4)%

Key Performance Indicators (in millions):
AIR MILES reward miles issued	1,264.2	1,355.2	(7)%	4,670.2	4,963.8	(6)%
AIR MILES reward miles redeemed	1,071.8	838.4	28%	3,507.3	3,127.8	12%

* not meaningful

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February 3, 2022

LOYALTY VENTURES INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in thousands)
Adjusted EBITDA:
Net (loss) income	$(55,780)	$14,509	$1,724	$75,075
Loss (income) from investment in unconsolidated subsidiaries – related party, net of tax	—	40	(4,067)	246
Provision for income taxes	20,559	3,941	52,175	21,324
Interest expense (income), net	5,852	(318)	5,534	(834)
Depreciation and other amortization	8,707	8,299	34,944	28,988
Amortization of purchased intangibles	424	12,785	1,740	48,953
Stock compensation expense	(63)	1,833	6,259	7,017
Gain on sale of a business, net of strategic transaction costs (1)	—	(25)	—	(7,816)
Goodwill impairment	50,000	—	50,000	—
Strategic transaction costs (2)	17,682	100	17,682	329
Restructuring and other charges	—	(15)	—	108
Adjusted EBITDA	$47,381	$41,149	$165,991	$173,390

(1)	Represents gain on sale of Precima in January 2020, net of strategic transaction costs. Precima was included in our AIR MILES Reward Program segment.
(2)
Represents costs associated with strategic initiatives, including costs associated with the separation, which were comprised of consent fees, amounts associated with the employee and tax matters agreements and professional services.

	Year Ended
	December 31,
	2021	2020
	(in thousands)
Free cash flow:
Net cash provided by operating activities	$179,576	$216,317
Capital expenditures	(18,213)	(24,319)
Free cash flow	$161,363	$191,998